EXHIBIT 10.7

                          PURCHASE AND DISTRIBUTION AGREEMENT

This Agreement ("Agreement") is entered into as of January 06, 1997 (the "Execution Date") by and between New M-Tech Corporation, a Florida Corporation ("NewTech") and AAAA World Import Export, Inc. a Florida Corporation ("AAAA").

WHEREAS, pursuant to a License Agreement by and between Maytag Corporation ("Maytag") and NewTech (the "License Agreement"), NewTech has the exclusive right and license within the countries listed in Schedule 1.1 hereto (the "Territory") to use the trademark "Admiral" and all associated designs and trade dress (together the "Trademark") in connection with the design, manufacture, advertising, sale and promotion of, among others, the products listed on
Schedule 1.2 hereto, each of which will bear and include the Trademark (such products bearing the Trademark are hereinafter referred to as the "Products").

WHEREAS, NewTech desires to grant AAAA certain exclusive rights and obligations to purchase, distribute, sell, market and promote the Products in the Territory and AAAA desires to accept and exercise these rights and obligations, upon the terms and subject to the conditions of this Agreement.

Accordingly, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledge, the parties hereto hereby agree as follows:

                              TERMS AND CONDITIONS

1. DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

1.1 "Contract Year" shall mean each consecutive calendar year beginning January 1 and ending on December 31.

1.2 "Territory" shall mean the countries specified in Schedule 1:1 to this Agreement and by this reference made a part hereof. "Territory" shall also include any other geographic territory as may be agreed to in writing by NewTech from time to time in NewTech's sole discretion.

1.3 "Distributor" shall mean any entity engaged in the sale, promotion and distribution of consumer electronic products in the covered Territory.

2. APPOINTMENT

2.l Subject to the provisions of this Agreement, NewTech hereby appoints AAAA as the sole and exclusive Distributor to purchase, distribute, sell, market and promote the Products in the Territory and AAAA accepts such appointment. The rights granted to AAAA under this Agreement shall hereinafter collectively be referred to as the "Rights". No other Distributor shall have any such Right during the Term of this Agreement.

2.2 The parties acknowledge and agree that the relationship hereby established between AAAA and NewTech is solely that of buyer and seller of goods, that each is an independent contractor engaged in the operation of its own respective business, that neither party shall be considered to be an agent of the other party for any purpose whatsoever, except as otherwise expressly indicated in this Agreement, neither party has any authority to enter into any contract, assume any obligations or make any warranties or representations on behalf of the other party. Nothing in this Agreement shall be deemed in any way to constitute a sublicense by NewTech of its rights under the License Agreement, and the relationship between the parties hereto shall at all times be as set forth in this paragraph.

3. REPRESENTATIONS AND WARRANTIES OF NEWTECH

3.l NewTech represents and warrants to AAAA as follows:

     3.1.1 It is duly organized and validly existing under the laws of the State of Florida, has all requisite power and authority to conduct its business as now, and as proposed to be, conducted and to exercise, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized and delivered by NewTech and represents a valid and binding obligation enforceable against NewTech in accordance with its terms.

     3.1.2 Execution and delivery hereof, or performance by NewTech hereunder, shall not (a) violate or create a default under (i) NewTech's Articles of Incorporation or by-laws, (ii) any mortgage, indenture, agreement, note or other instrument to which it is a party or to which its assets are subject including, without limitation, the License Agreement or (iii) any court order or decree or other governmental directive or (b) result in the action of any lien, charge or encumbrance on any material portion of NewTech's assets, except as contemplated hereby.

     3.1.3 It has the contractual right and authority to use the Trademark for the Products as provided in this Agreement and to grant to AAAA all rights which are set forth in this Agreement including but not limited to the "RIGHT" described in section 2.1 herein. Furthermore, this Agreement as well as NewTech's performance hereunder shall be in compliance with all applicable laws, rules and regulations.

4. REPRESENTATIONS AND WARRANTIES OF AAAA

4.1 AAAA represents and warrants to NewTech as follows:

     4.1.1 It is duly organized and validly existing under the laws of the State of Florida, has all requisite power and authority to conduct its business as now, and as proposed to be, conducted and to exercise, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized and delivered by AAAA and represents a valid and binding obligation enforceable against AAAA in accordance with its terms.

     4.1.2 Execution and delivery hereof, or performance by AAAA hereunder, shall not (a) violate or create a default under (i) AAAA,s Articles of Incorporation or by-laws, (ii) any mortgage, indenture, agreement, note or other instrument to which it is a party or to which its assets are subject or (iii) any court order or decree or other governmental directive or (b) result in the action of any lien, charge or encumbrance on any material portion of AAAA's assets, except as contemplated hereby.

     4.1.3 This Agreement as well as AAAA's performance hereunder shall be in compliance with all applicable laws, rules and regulations.

5. MINIMUM ORDERS; OTHER OBLIGATIONS

5.1 During the term of this Agreement AAAA agrees to purchase from NewTech the following minimum amounts:

             CONTRACT YEAR ENDING               MINIMUM PURCHASE AMOUNT
             --------------------               -----------------------
               December 31, 1997                     $12,500,000
               December 31, 1998                      12,500,000

               December 31, 1999                      16,250,000
               December 31, 2000                      16,250,000
               December 31, 2001                      16,250,000
               December 31, 2002                      16,250,000
               December 31, 2003                      16,250,000

Specific Purchase Orders shall be issued by AAAA from time to time for the products being purchased. The Specific Purchase Orders should be issued at prices negotiated by AAAA and NewTech and issued at least ninety (90) days prior to the required delivery date and the minimum order quantity for any particular item should be the maximum capacity of a 40' container. NewTech shall use its best effort to fill all Specific Purchase Orders placed by AAAA. For purposes of this Agreement, in the event that AAAA issues a Specific Purchase Order which is accepted by NewTech and NewTech fails through no fault of AAAA to timely deliver conforming products to AAAA, then the Minimum Purchase Amount shall be reduced by the dollar amount set forth in the Specific Purchase Order(s) related thereto.

5.2 In the event that AAAA fails to purchase the Minimum Product Orders specified in Section 5.1 above, the AAAA shall be required to pay NewTech within thirty (30) days following the end of such period, as NewTech's sole and exclusive remedy hereunder and upon receipt of an invoice from NewTech therefor, an amount equal to (i) (A) the Minimum Purchase Amount for such Period less (b) the Actual Purchases during that period multiplied by (ii) two percent (2%).

5.3 AAAA shall have the sole discretion in setting the sales price for the sale of the Products to its customers.

6. DELIVERY

6.1 Products shall be shipped in accordance with the Specific Purchase Orders. NewTech shall use its reasonable best effort to make available to AAAA sufficient quantities of the Products to satisfy AAAA's Product Orders.

6.2 To assist NewTech in production scheduling for the manufacture of the Products, AAAA shall provide to NewTech, monthly, a six month rolling forecast of its requirements for Products. The first forecast shall be provided by AAAA to NewTech within thirty (30) business days of the Execution Date of this Agreement (to forecast the requirements for the six months ended June 30, 1997) and thereafter shall be provided to NewTech on or before the 20th day of each month (to forecast the requirements of the next six succeeding months). It is understood and agreed that all forecasts are estimates only and AAAA shall only be bound to purchase the products pursuant to Specific Purchase Orders issued by it to NewTech, subject to the satisfaction of the Minimum Product Order commitment set forth in Section 5.1 hereof; and the Fee on any shortfall in the Minimum Product Order.

6.3 The shipping arrangements, insurance and risk of loss relating to Products purchased hereunder shall be specified in each Specific Purchase Order.

7. PRICE AND PAYMENT TERMS

7.1 Payment for al1 Products purchased hereunder shall be made by wire transfer within ten (10) business days following the shipment of goods from the Orient as evidenced by a copy of the invoice and bills of lading which will be fax by NewTech to AAAA. Once payment has been received NewTech will send original invoice and bills of lading to AAAA's Miami office.


7.2 AAAA shall open, within ten (10) days of the Execution Date, a transferable and assignable stand-by irrevocable letter of credit in the sum of $2,000,000 in favor of NewTech from a financial institution reasonably acceptable to NewTech "Letter of Credit") which can only be drawn upon for AAAA's failure to pay for shipments of products as described in Section 7.1 above. NewTech shall have as its sole and exclusive remedy for AAAA's failure to pay for such Products the right to draw on the Letter of Credit at any time and from time to time provided that the following procedures are followed by NewTech and all of the following conditions are met: (i) AAAA has failed to pay for such products as provided herein and (ii) NewTech has submitted a statement signed by the Chief Financial Officer of NewTech stating as follows: "NewTech has timely delivered products to AAAA, AAAA has taken deliveries of such products and NewTech has invoiced AAAA therefor. AAAA owes NewTech $______ pursuant to invoices [invoices numbers to be inserted]. AAAA has failed to pay the amounts owing or provide proof that the amount is not owing." AAAA's failure to pay any amounts due to NewTech will not relieve it in any way from its obligations under this Agreement including its obligation to buy the Minimum Purchase Amounts indicated in Section 5 hereof.

The Letter of Credit shall be in form and substance reasonable satisfactory to NewTech and shall extend through December 31, 1997. Thereafter, through the term of this Agreement, the Letter of Credit shall be extended for an additional one year period and the notice of extension shall be received by Newtech at least thirty (30) days prior to the expiration of the existing Letter of Credit.

7.3 Prices charged to AAAA and payments made by AAAA to NewTech for the Products shall be in U.S. dollars.

8. TERM AND TERMINATION

8.1 The basic term of this Agreement shall be for a seven year period commencing on January 13, 1997 and terminating on December 31, 2003.

This Agreement shall be subject to renewal for:

     (i) an additional term of five (5) years starting January 1, 2004 and ending on December 31, 2008 provided the average purchases for the fifth (5th) and sixth (6th) contract years exceeds $50 million and AAAA provides written notice to NewTech of its intent to renew the Agreement on or before May 31, 2003; and

     (ii) a second additional term of five (5) years starting January 1, 2009 and ending on December 3l, 2013 provided the average purchases for the tenth (lOth) and eleventh (llth) contract years exceeds $100 million and AAAA provides written notice to NewTech of its intent to renew the Agreement on or before May 31, 2008.

At the end of the basic term or the renewal terms, if renewed, this Agreement shall expire automatically without notice.

8.2 On or after January 1, 2000, AAAA shall have the right to terminate this Agreement without cause by providing written notice to NewTech of its decision to terminate this Agreement at least 12 months prior to the termination date.

     Example: In order for AAAA to terminate this Agreement on March 31, 2001, written notice shall be given to NewTech on or before March 31, 2000.

9. CONFIDENTIALITY

Each of AAAA and NewTech agrees to keep the Product Orders, pricing and Terms of this Agreement strictly confidential, except that each AAAA and NewTech shall be permitted to disclose any and all information concerning the transactions contemplated hereby to the extend it is legally required to do so.

10. GENERAL TERMS AND CONDITIONS

10.1 Any notice required or permitted to be given under this Agreement shall be sufficiently given if in writing and delivered by register or certified mail (return receipt requested), facsimile (with confirmation of transmittal), overnight courier (with confirmation of delivery), or hand delivered to the appropriate party at the address set forth below, or at such other address as such party may form time to time specify for that purpose in a notice similarly given:

If to NewTech:       New M-Tech Corporation
                     16550 NW 10th Avenue
                     Miami, FL 33169
                     Att: Joel Newman
                     Fax: (305) 624-8901

If to AAAA:          AAAA World Import Export, Inc.
                     11400 NW 32nd Avenue
                     Miami, FL 33167
                     Att: Orlando Garcia
                     Fax: (305) 681-6000

10.2 This Agreement shall be deemed to have been executed and delivered in Miami, Florida and shall be construed, interpreted and enforced under and in accordance with the internal laws of the State of Florida.

10.3 This Agreement shall be binding upon the parties hereto, and their respective successors and permitted assigns, whether by operation of law or otherwise.

10.4 This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all negotiations, prior discussions and agreements relating to the subject of this Agreement. This Agreement may not be amended or modified except in writing by a written instrument signed by all of the parties hereto.

10.5 The headings of this Agreement have been inserted for convenience only and shall not affect the meaning of the language contained in this Agreement.

10.6 The waiver by any party of any breach by another party of any term or condition of this Agreement shall not constitute a waiver of any subsequent breach or nullify the effectiveness of that term or condition.

10.7 This Agreement may be executed in identical duplicate copies exchanged by facsimile transmission. The parties agree to execute two identical original copies of the Agreement after exchanging signed facsimile versions. Each identical counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.8 If for any reason whatsoever, any term, covenant or condition of this Agreement or the application thereof to any party or circumstance is to any extend held or rendered invalid, unenforceable or illegal, that such term, covenant or condition will be deemed to be independent of the remainder of such document and to be severable and divisible therefrom and its validity, unenforceability or illegality will not effect, impair or invalidate the remainder of such document or any part thereof.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Execution Date.


          NEW M-TECH CORPORATION               AAAA WORLD IMPORT EXPORT, INC.


          By: /s/ JOE NEWMAN                   By: /s/ ANIL PATEL
             ------------------------             ----------------------
          Name:  Joe Newman                     Name: Ani1 Patel
          Title: President                      Title: Vice President

                                  SCHEDULE 1.1
                                       TO
                       PURCHASE AND DISTRIBUTION AGREEMENT


TERRITORY
---------


Argentina
Aruba
Bahamas
Barbados
Belize
Bermuda
Bolivia
Brazil
Chile
Costa Rica
Dominican Republic
El Salvador
French Guiana
Guatemala
Guyana
Haiti
Honduras
Jamaica
Mexico
Netherlands Antilles
Nicaragua
Panama
Paraguay
Peru
Puerto Rico
Surinam
Trinidad & Tobago
Uruguay
Venezuela

                                  SCHEDULE 1.2
                                       TO
                       PURCHASE AND DISTRIBUTION AGREEMENT

PRODUCTS


Televisions - color, black and white, projection
Radios - portable, clock
Video Cassette/Disc Recorders
Camcorders
Tape Recorders/Cassette Recorders
Audio Equipment - amplifiers, receivers, speakers, tuners, turntables, headphones, compact disc players
Portable/Compact audio equipment